Exhibit 21
SUBSIDIARIES OF METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation
ABAS, Inc.	Delaware
Automotive Safety Technologies, Inc.	Delaware
Cableco Technologies, Inc.	Delaware
Contech-Europe Ltd.	United Kingdom
Duel Systems, Inc.	Delaware
KBA, Inc.	Delaware
Magna-lastic Devices, Inc.	Delaware
Methode Delaware Holdings, Inc. (2)	Delaware
Methode Development Company	Delaware
Methode Electronics China PTE, Ltd.	Singapore
Methode Electronics Connectivity Technologies, Inc.	Delaware
Methode Electronics Europe, Ltd.	Scotland
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics Foreign Sales Corporation	U.S. Virgin Islands
Methode Electronics International GmbH	Germany
Methode Electronics Ireland Limited	Ireland
Methode Electronics Malta Holdings Ltd	Malta
Methode Electronics Malta Ltd.	Malta
Methode Electronics Mediterranean Company Ltd	Malta
Methode Electronics (Shanghai) Co. Ltd.	China
Methode Fibre Optics U.K. Ltd.	United Kingdom
Methode Mexico, S.A. de C.V.	Mexico
Optokon Co., Ltd.	Czech Republic

(1)	All subsidiaries are 100% owned, except Optokon, which is 75% owned.

(2)	Business also done under the names Trace Laboratories Central and Trace Laboratories East.